Exhibit 10.2
THIS AGREEMENT is made as of July 27, 2009.
B E T W E E N:
Randgold Resources Limited, a corporation existing under the laws of Jersey
(hereinafter referred to as “Randgold”)
- and -
AngloGold Ashanti Limited, a corporation existing under the laws of South Africa (hereinafter referred to as “AngloGold”)
RECITALS:
A.	Randgold and AngloGold entered into an agreement dated as of July 16, 2009 (the “Back-to-Back Agreement”) pursuant to which the parties, among other things, contemplate potential transactions (the “Transactions”) involving Moto Goldmines Limited (“Moto”);

B.	AngloGold received confirmation on 23 July 2009 from the Exchange Control Department of the South African Reserve Bank, that its application for the proposed Transaction (including the Back-to-Back Agreement and the JV Agreement) has been approved by the Minister of Finance;

C. Randgold has been negotiating with Moto to enter into the Transactions; and

D.	the board of directors of Moto has determined that the Transactions constitute a “Superior Proposal” as such term is defined in the arrangement agreement dated June 1, 2009 as amended June 26, 2009 among Moto, Red Back Mining Inc. and 0853143 B.C. Ltd., and has requested that Randgold sign a letter agreement (the “Letter Agreement”) in the form attached as Schedule A hereto, whereby Randgold irrevocably agrees that, except as otherwise provided in the Letter Agreement, the Proposed Randgold Agreement (as defined in the Letter Agreement and attached thereto as Exhibit A) constitutes an irrevocable offer by Randgold to Moto to enter into, execute and deliver an agreement in the form of the Proposed Randgold Agreement, with bulleted items having been completed with up-to-date information as required and agreed between the parties, acting reasonably.
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1. This Agreement is for the purpose of amending the Back-to-Back Agreement.
2. Part (Y) of Section 1.1 (ii) of the Back-to-Back shall be deleted and replaced with the following:

“(Y) exchange their Options for new options (“Randgold Options”) to acquire ordinary shares of Randgold, whereby the vesting and expiration period of the Randgold Options issued shall be the same as the Options that they replace and the aggregate number of the Randgold Options issued shall be obtained by multiplying the Exchange Ratio by the aggregate number of Options outstanding at the Completion Time (as defined below), and the strike price of each Randgold Option shall be obtained by dividing the exercise price of each such existing Option by the Exchange Ratio;”.
3. Section 1.4.10 of the Back-to-Back Agreement shall be renumbered as Section 1.4.11, and the first sentence of Section 1.4.11 shall be deleted and replaced with the following:
“In the event of a dispute in respect of the AngloGold Purchase Price, the Initial Payment Amount, the Completion Payment Amount, the aggregate Intrinsic Value or the Costs and Expenses provided for in Section 2.9 hereof, Randgold and AngloGold shall negotiate in good faith to resolve such dispute.”
4. The new Section 1.4.10 of the Back-to-Back Agreement shall read as follows:
“Payment of Intrinsic Value of Randgold Options. Once each calendar quarter, Randgold shall deliver to AngloGold a notice (together with such supporting documentation as AngloGold may reasonably require) reflecting the number of Randgold Options that were exercised in the previous calendar quarter and the strike prices for each such options, together with the closing price of the Randgold ADSs on NASDAQ on the relevant option exercise dates. AngloGold will pay in immediately available funds, to an account specified by Randgold, 50% of the aggregate Intrinsic Value (as defined below) of the Randgold Options described in such notice in US currency pursuant to and in accordance with the provisions of Section 1.4.3 within two (2) business days of receipt by AngloGold of the notice referred to herein; provided that AngloGold need not pay 50% of the Intrinsic Value of Randgold Options to Randgold if 100% of the Intrinsic Value in respect of such Randgold Options has been paid to Randgold by the entity that employed the person who exercised such option. For purposes hereof, “Intrinsic Value” shall be calculated as any positive difference between the closing price of the Randgold ADSs on NASDAQ on the date of exercise of a Randgold Option and the strike price of the applicable Randgold Option.
5. The Back-to-Back Agreement shall be amended such that references therein to a “Definitive Agreement” shall be deemed to include a reference to the Letter Agreement, with the effect that, for the avoidance of doubt:
(a)	the parties agree that each of the conditions precedent set out in Section 2.6 of the Back-to-Back Agreement have as at the date of this Agreement been satisfied or irrevocably waived by the parties, subject to Randgold’s continuing obligation to comply with the provisions of Section 2.10.3 of the Back-to-Back Agreement, and the survival of the condition in Section 2.6(j), in respect of (i) any changes to the Letter Agreement or the Proposed Randgold Agreement (it being acknowledged and agreed that Randgold shall be entitled to execute and deliver the Letter Agreement, and the Proposed Rangold Agreement attached thereto as Exhibit 1

(with such changes as are contemplated by the Letter Agreement), in the form attached hereto as Schedule A), or (ii) any other agreement contemplated by the provisions of Section 6 below; and
(b)	following the execution of the Letter Agreement by Randgold, and in accordance with Section 5.1 of the Back-to-Back Agreement (as amended by this Agreement):
(i)	subject to the provisons of Section 6 below, the Back-to-Back Agreement shall not be capable of rescission or termination unless the Letter Agreement is terminated; and

(ii)	the Letter Agreement shall be terminated by Randgold if a termination right of Randgold has arisen under and in accordance with the terms of the Letter Agreement, and either party hereunder provides notice to the other that the Letter Agreement is to be terminated by Randgold, subject to any cure, notice or similar periods or requirements provided for in the Letter Agreement (it being acknowledged and agreed that Randgold shall comply with its obligations set forth in Section 2.10.5 of the Back-to-Back Agreement for purposes of permitting AngloGold to enforce its rights under this Section 5(b)(ii)).
6. For the avoidance of doubt, the provisons of Section 5 shall not prevent one or more other agreements entered into between Moto and Randgold, including the Proposed Randgold Agreement, from constituting a “Definitive Agreement” for the purposes of the Back-to-Back Agreement, and the rights and obligations of the parties under the Back-to-Back Agreement in respect of each such further “Definitive Agreement” shall not, except as contemplated by Section 5(a) hereof, be altered hereby.
7. Section 5.3 of the Back-to-Back shall be deleted and replaced with the following:
“Entire Agreement. This Agreement, as amended from time to time in accordance with the terms hereof, constitutes the entire agreement between the parties pertaining to the subject matter hereof and replaces all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining thereto. There are no conditions, representations, warranties or other agreements between the parties in connection with the subject matter of this Agreement, whether oral or written, express or implied, statutory or otherwise, except as specifically set out in this Agreement, as amended from time to time in accordance with the terms hereof.”
8. Except as modified hereby, the provisions of Section 5 of the Back-to-Back Agreement shall apply mutatis mutandis to this Agreement.
9. No other provision of the Back-to-Back Agreement shall be amended hereby, and the provisions of the Back-to-Back Agreement remain in full force and affect as amended hereby.
          IN WITNESS whereof the parties to this Agreement have executed this Agreement by their duly authorized officers in that behalf, as of the date first written above.

RANDGOLD RESOURCES LIMITED

By:	/S/ D.M. Bristow

Name:	D.M. Bristow

Title:	Chief Executive

ANGLOGOLD ASHANTI LIMITED

By:	/s/ S. Venkatahishnan

Name:	S. Venkatahishnan

Title:	Executive Director — Chief Financial Officer

By:	/s/ Paul J.G. Dennison

Name:	Paul J.G. Dennison

Title:	Vice President — Mergers & Acquisitions

Schedule A — Letter Agreement

July 27, 2009
Randgold Resources Limited
La Motte Chambers
La Motte Street
St. Helier, Jersey JE1 1BJ
Channel Islands

Attention:	Dr. Mark Bristow
Chief Executive Officer
Dear Sirs:
Randgold Resources Limited and Moto Goldmines Limited
We refer to:
1.	the arrangement agreement dated June 1, 2009 as amended June 26, 2009 among Moto Goldmines Limited (“Moto”), Red Back Mining Inc. (“Red Back”) and 0853143 B.C. Ltd. (the “Red Back Agreement”);

2.	the proposed arrangement agreement between Moto, Randgold Resources Limited (“Randgold”) and a subsidiary of Randgold yet to be incorporated in British Columbia (“Subco”), in the form attached hereto as Exhibit A (the “Proposed Randgold Agreement”); and

3.	the form of voting agreement which is proposed to be entered into between Randgold and the directors and officers of Moto in the form attached hereto as Exhibit B (the “Voting Agreement”).
At a meeting held this morning, the board of directors of Moto (the “Board”) determined that the Proposed Randgold Agreement constitutes a “Superior Proposal” as such term is defined in the Red Back Agreement. Upon receipt by Moto of a copy of this letter signed by Randgold, pursuant to section 7.3.1 of the Red Back Agreement, the Board will provide Red Back with written notice that the Board has determined, subject only to compliance with section 7.3 of the Red Back Agreement, to approve and enter into a definitive agreement with Randgold in the form of the Proposed Randgold Agreement. Moto will then issue a news release advising of the Board’s determination and of the postponement of the meeting of Moto shareholders presently scheduled for 10 a.m. (Pacific Time) on July 30, 2009 to 4 p.m. (Pacific Time) on August 5, 2009. It is our expectation that the news release would be issued prior to opening of the Toronto Stock Exchange today.

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Under the terms of the Red Back Agreement, the “Response Period” (as such term is defined in the Red Back Agreement) will commence upon the notice referred to above being given to Red Back and will expire at 11:59 pm (Vancouver time) on Tuesday, August 4, 2009.
By signing and returning a copy of this letter to Moto, Randgold irrevocably agrees that, except as otherwise provided in this letter, and provided that prior to the execution of the Proposed Randgold Agreement, the July 2009 Protocol (as defined in the Proposed Randgold Agreement) has been executed by the Government of the Democratic Republic of Congo and Moto and has become effective, the Proposed Randgold Agreement constitutes an irrevocable offer (the “Offer”) by Randgold to Moto to enter into, execute and deliver an agreement in the form of the Proposed Randgold Agreement, with bulleted items having been completed with up-to-date information as required and agreed between the parties, acting reasonably, (the “Definitive Agreement”), which Offer is open for acceptance by Moto only until the earlier of:
(i)	one hour after the Determination Time (as such term is defined below), provided that if one hour after the Determination Time is not a time during regular business hours in Vancouver, British Columbia, such time shall be 10 a.m. on the next business day in Vancouver, British Columbia; and

(ii)	11:59 pm, Vancouver time, on Wednesday, August 5, 2009, unless otherwise agreed to by Randgold in writing.
Notwithstanding anything to the contrary in this letter, Randgold will have the right to revoke, rescind or otherwise immediately terminate the Offer upon notice to Moto if at any time following the execution and delivery of this letter and prior to entering into the Definitive Agreement (i) there shall have occurred any event, occurrence, development or circumstance that, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect (as such term is defined in the Proposed Randgold Agreement) on Moto, or (ii) there shall be enacted or made any applicable Law (as such term is defined in the Proposed Randgold Agreement) that makes entering into the Proposed Randgold Agreement or consummation of the transactions thereunder illegal or otherwise prohibited or enjoins Moto or Randgold from entering into the Proposed Randgold Agreement or consummation of the transactions thereunder and such applicable Law (if applicable) or enjoinment shall have become final and non-appealable.
Moto irrevocably agrees that, within one hour after the Determination Time, Moto shall accept the Offer by giving written notice to Randgold by email (the “Acceptance Notice”), together with a copy of the Definitive Agreement with bulleted items for Moto information completed as of the close of business of the last business day immediately preceding the date of the Acceptance Notice.
Moto agrees that in the event that Red Back notifies Moto that it has determined not to offer to amend the Red Back Agreement, Moto will immediately notify Randgold of same.
Randgold further irrevocably agrees that, upon receipt of the Acceptance Notice by the expiry of the Offer as set out above, Randgold will forthwith:

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(a)	complete all bulleted items in the Definitive Agreement that require Randgold information with information as of the close of business of the last business day immediately preceding the date of the Acceptance Notice;

(b)	execute, and deliver the Definitive Agreement and cause Subco to execute and deliver the Definitive Agreement; and

(c)	execute and deliver a voting agreement substantially in the form of the Voting Agreement with each of the directors and officers of Moto.
Moto hereby undertakes to Randgold that, forthwith upon receipt of the Definitive Agreement and Voting Agreements signed by Randgold and Subco, it will execute and deliver the Definitive Agreement and its directors and officers will execute and deliver the Voting Agreements.
For the purposes of this letter agreement, the “Determination Time” means the earliest of:
(a)	the termination of the Red Back Agreement in accordance with its terms;

(b)	the expiry of the Response Time, if prior to the expiry of the Response Time Red Back either (i) fails to offer to amend the Red Back Agreement; or (ii) notifies Moto that it has determined not to offer to amend the Red Back Agreement; and

(c)	if Red Back offers, in accordance with the Red Back Agreement and prior to the expiry of the Response Time, to amend the Red Back Agreement, the determination by the Moto Board that, upon consideration of such proposed amendment, the Proposed Randgold Agreement continues to be a Superior Proposal when assessed against such proposed amendment.
Please execute and return a copy of this letter to the undersigned to confirm Randgold’s agreement to the above terms and consent to the delivery of a copy of the Proposed Randgold Agreement and the form of Voting Agreement to Red Back and its counsel and financial advisors, as required by the Red Back Agreement.
Yours truly,
MOTO GOLDMINES LIMITED

Andrew R. Dinning
President and Chief Operating Officer
Agreed to and accepted                                         , 2009

RANDGOLD RESOURCES LIMITED
Dr. Mark Bristow
President and Chief Executive Officer